Exhibit 21.1

SEVEN HILLS REALTY TRUST
SUBSIDIARIES OF THE REGISTRANT

Name	State of Formation, Organization or Incorporation
RMRM RTP Lender LLC	Delaware
RMTG Lender LLC	Delaware
RMTG Lender 2 LLC	Delaware
Seven Hills BH Lender LLC	Delaware
Seven Hills WF Finance LLC	Delaware
Seven Hills WF Lender LLC	Delaware
TRMT CB Lender LLC	Delaware
TRMT TCB Lender LLC	Delaware
TRMT TRS Inc.	Maryland